Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We have issued our reports dated February 25, 2011, with respect to the consolidated financial statements, schedule, and internal control over financial reporting included in the Annual Report of Impax Laboratories, Inc. and Subsidiaries on Form 10-K for the year ended December 31, 2010. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Impax Laboratories, Inc. and Subsidiaries on Form S-8 (File No. 333-158259 effective March 27, 2009 and File No. 333-168584 effective August 6, 2010).
/s/ GRANT THORNTON LLP
Philadelphia, Pennsylvania
February 25, 2011